UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2014

WINDSTREAM TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

WYOMING	0-54360	98-0178621
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

819 Buckeye Street

North Vernon, Indiana 47265

(Address of Principal Executive Offices)

(812) 953-1481

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

Between June 24 and July 14, 2014, WindStream Technologies, Inc. (the “Company”) entered into subscription agreements with four (4) accredited investors for the issuance of 750,000 shares at $0.40 per share for an aggregate purchase price of $300,000. In addition, on June 25, 2014, holders of warrants previously issued converted such warrants into an aggregate of 135,932 shares of common stock.

Together with the shares described above, the Company has issued an aggregate of approximately 18 million shares of common stock for an aggregate purchase price of approximately $4 million, together with converted notes in the principal amount of $200,000, since June 2013, in each case to foreign or domestic accredited investors, as previously disclosed by the Company.

These securities were not registered under the Securities Act. These securities qualified for exemption under Section 4(2) of the Securities Act since the issuance of securities by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) of the Securities Act since the Conventions Shareholders agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WindStream Technologies, Inc.

Date: July 25, 2014	By:	/s/ Daniel Bates
	Name:	Daniel Bates